Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

The MainStay Funds:

We consent to the use of our reports dated December 23, 2019, with respect to the financial statements and financial highlights of each of the funds comprising The MainStay Funds and MainStay Funds Trust as of October 31, 2019, incorporated herein by reference, and to the references to our firm under the heading “Financial Highlights” in the Prospectuses, and on the cover of and under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

February 24, 2020